                                                                    EXHIBIT 11.1

                       TRANS LEASING INTERNATIONAL, INC.

                  COMPUTATION OF NET INCOME PER COMMON SHARE

     A. Primary: See the Consolidated Statement of Operations contained in the annual report to shareholders incorporated herein by reference.

     B. Full Dilution: Net income per common share assuming full dilution is computed by assuming that all options and warrants which are exercisable below market prices are assumed to be exercised, and the proceeds applied to reduce common stock outstanding. Income is divided by the weighted average number of common shares outstanding, adjusted for the net effects of the exercise of options and warrants.

                                                              YEARS ENDED JUNE 30,
(Thousands of Dollars)                                        1996    1995    1994
                                                             ----------------------
Earnings before cumulative effect of change in accounting    $1,667  $1,567  $  596
Cumulative effect of change in accounting                                      (155)
Net earnings                                                 $1,667  $1,567  $  441

Average common and common equivalent shares (thousands):
Weighted average common shares outstanding                    4,098   4,291   4,372

Average common and dilutive common equivalent shares as
  adjusted                                                    4,092   4,201   4,247

Earnings per common share assuming full dilution:
  Before cumulative affect of change in accounting
  policy                                                     $  .41  $  .37  $  .14

  Cumulative effect of change in accounting policy                             (.04)
                                                             ------  ------  ------
Net earnings                                                 $  .41  $  .37  $  .10
                                                             ======  ======  ======

     This calculation is submitted in accordance with Regulation S-K item 601(b)(11) of the Securities Exchange Act, although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.